Exhibit 5.1

55 Hudson Yards  |  New York, NY 10001-2163

T: +1.212.530.5000

milbank.com

September 17, 2024

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Dear Ladies and Gentlemen,

We have acted as New York counsel to MGM Resorts International, a Delaware corporation (the “Company”), in connection with the offer and sale of $850,000,000 aggregate principal amount of 6.125% Senior Notes due 2029 (the “Notes”) issued by the Company pursuant to the terms of the Underwriting Agreement dated September 3, 2024 (the “Underwriting Agreement”) by and among BofA Securities, Inc. as representative of the several underwriters named therein, the Company and the subsidiary guarantors named therein (the “Subsidiary Guarantors”). The Notes, when issued, will be guaranteed (the “Guarantees”) by the Subsidiary Guarantors. The Notes, together with the Guarantees, are referred to as the “Securities”.

In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company, the Subsidiary Guarantors and the Trustee and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed, including (i) the registration statement on Form S-3, File No. 333-277326, filed on February 23, 2024 by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Registration Statement”); (ii) the prospectus dated February 23, 2024 (the “Base Prospectus”); (iii) the preliminary prospectus supplement dated September 3, 2024 relating to the Securities; (iv) the prospectus supplement dated September 3, 2024; (v) the indenture, dated as of April 9, 2024, among the Company, the Subsidiary Guarantors named therein and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), as supplemented by a second supplemental indenture, dated as of September 17, 2024 (together, the “Indenture”); and (vi) the Underwriting Agreement.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

MILBANK LLP

NEW YORK  |  LOS ANGELES  |  WASHINGTON, D.C.  |  SÃO PAULO  |  FRANKFURT

LONDON  |  MUNICH  |  BEIJING  |  HONG KONG  |  SEOUL  |  SINGAPORE  |  TOKYO

In connection with this opinion, we have also assumed that (i) except with respect to CityCenter Holdings, LLC, MGM Dev, LLC, MGM Detroit Holdings, LLC, MGM Lessee, LLC, MGM Lessee II, LLC, MGM Lessee III, LLC, Nevada Property 1 LLC, Nevada Restaurant Venture 1 LLC, Nevada Retail Venture 1 LLC, MGM Yonkers, Inc., MMNY Land Company, Inc. and NP1 Pegasus LLC, each of the Subsidiary Guarantors has been duly organized and is validly existing and in good standing in the jurisdiction in which it was formed, (ii) each of the Subsidiary Guarantors has the full power and authority to execute and deliver the Indenture and the Guarantees and to perform its obligations thereunder, and (iii) all action required to be taken by each of the Subsidiary Guarantors for the due and proper authorization, execution and delivery of the Indenture and the Guarantees and the consummation of the transactions contemplated thereby has been duly and validly taken.

Based upon and subject to the foregoing, and subject to the assumptions and qualifications set forth herein, and having regard to legal considerations we deem relevant, we are of the opinion that (assuming the due authentication by the Trustee):

(1) The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) The Guarantees issued under the Indenture constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

The foregoing opinions are limited to matters involving the law of the State of New York, the Delaware General Corporation Law and the federal law of the United States.

We hereby consent to the reference to us under the heading “Legal Matters” in the Base Prospectus constituting a part of the Registration Statement and in any related prospectus supplement and to the filing of this opinion as Exhibit 5.1 of the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Milbank LLP